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                                                                   EXHIBIT 10.25

                              MANAGEMENT AGREEMENT

         This Agreement is made, entered into and effective as of January 1, 2003, by and between ATLANTIS PLASTICS, INC., a Florida corporation (the "Company"), and TRIVEST PARTNERS, L.P., a Florida limited partnership or its successors (the "Manager")

         In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the parties agree as follows:

         1. Manager. The Company hereby desires to retain the Manager and the Manager accepts such retention on the terms and conditions provided in this Agreement as the sole and exclusive manager and consultant of the Company's business, including without limitation, the business of the Company's subsidiaries, as well as any other corporations or entities now existing or hereafter formed or acquired by the Company or any of its subsidiaries to engage in any business. The Manager's duties hereunder shall include, but shall not be limited to, identifying executive personnel for the Company (including a President, a Chief Financial Officer and such additional officers approved by the Board of Directors of the Company (the "Board")), whose compensation shall be the responsibility of the Company.

         2. Board of Directors Supervision. The activities of the Manager to be performed under this Agreement shall be subject to the supervision of the Board to the extent required by applicable law or regulation and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation and unless as otherwise indicated by the Board, the Manager shall not require the prior approval of the Board to perform its duties under this Agreement.

         3. Authority of Manager. Subject to any limitations imposed by applicable law or regulation, the Manager shall render management,, consulting and financial services to the Company, and its subsidiaries which services shall include advice and assistance concerning any and all aspects of the operations, planning and financing of the Company and its subsidiaries as needed from time to time. In addition, the Manager shall render advice and expertise in connection with an acquisition program for the Company and shall from time to time bring to the attention of the Company and its subsidiaries, such investment and business opportunities as the Manager, in its sole discretion, deems appropriate.

         4. Reimbursement of Expenses; Independent Contractor. All obligations or expenses incurred by the Manager in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company and/or its subsidiaries, as the case may be. The Manager shall not be obligated to make any advance to or for the account of the Company (or any subsidiary) or to pay any sums, except out of funds held in accounts maintained by the Company (or a subsidiary) nor shall the Manager be obligated to incur any liability or obligation for the account of the Company or any subsidiary without assurance that the necessary funds for the discharge of such liability or obligation will be provided. The Manager shall be an independent contractor, and nothing contained in this Agreement shall be deemed or construed
(i) to create a partnership or joint venture between the Company and/or any subsidiary of the Company and the Manager, or (ii) to cause the Manager to be responsible in any way for the debts, liabilities or obligations of the Company or any of its subsidiaries, or any other party, or (iii) to constitute the Manager or any of its employees as employees, officers, or agents of the Company or any of its

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subsidiaries.

         5.       Other Activities of Manager; Investment Opportunities.

                  5.1 General. The Company and its subsidiaries acknowledge and agree that the Manager shall not devote the Manager's (or any partner's, employee's, officer's, director's, affiliate's or associate's of the Manager) full time and business efforts to the duties of the Manager specified in this Agreement, but only so much of such time and efforts as the Manager reasonably deems necessary. The Company and its subsidiaries further acknowledge and agree that the Manager and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for the Manager's own account, for the account of the Manager's affiliates and associates and for the account of other unaffiliated parties, and plans to continue to be engaged in such business (and any other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Company or any of its subsidiaries nor to constitute a conflict of interest. The Manager shall be required to bring only such investments and/or business opportunities to the attention of the Company and its subsidiaries as the Manager, in its sole discretion, deems appropriate.

                  5.2      Investment Opportunities.

                           (a)      Subject to the other provisions of this
Section 5.2(a), the Manager, its partners, officers, directors, and affiliates shall not invest in, acquire, manage or otherwise provide services (including acquisition or investment banking services) with respect to, any firm, corporation, partnership or other entity principally engaged in business activities in the same line of business as the Company and its subsidiaries (such lines of business are limited to molded plastic products comparable to those produced by the Company's Molded Products Division and plastic film products comparable to those produced by the Company's Custom & Institutional Films Division and the Company's Stretch Division & Institutional Division and any other additional line of business related to the foregoing which the Company designates to the Manager as an additional business) (collectively, the "Designated Line of Business"). The restrictions set forth in the preceding sentence shall not apply, and the Manager shall be entitled to, directly or indirectly, invest in, acquire, manage and/or otherwise provide services (including acquisition or investment banking services) with respect to any firm, corporation, partnership or other entity engaged in the Designated Line of Business (a "Competing Plastics Entity"), if (i) prior to undertaking such investment, management or provision of services, information (including business and financial information in reasonable detail) regarding the Competing Plastics Entity, together with the material terms of the proposed contract or transaction, are disclosed to the Board, and (ii) the Board (and at least a majority of the disinterested members thereof) authorizes such contract or transaction and expressly waives the prohibition otherwise imposed in this
Section 5.2(a). The Company expressly acknowledges and agrees that the restrictions set forth in the first sentence of this Section 5.2(a) do not apply to Plassein International Corp. and its subsidiaries and Jet Industries, Inc. and its subsidiaries if such opportunity for investment, management or provision of services originates from persons who are affiliated with Manager principally through their relationship as officers of Plassein International Corp. or Jet Industries, Inc. (or one of their respective subsidiaries). The Company acknowledges and agrees that nothing contained in the Section 5.2(a) shall in any way limit or contravene the obligations of the Manager set forth in Section 5.4(c) of that certain Limited Partnership Agreement of Trivest Fund III, L.P. (the "Fund"), dated as of January 3, 2000 (as amended, the "Fund III Partnership Agreement"), whereby the Manager is obligated to disclose any

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corporate opportunity in excess of $2,000,000 that the General Partner seeks to pursue outside of the Fund, and that the approval of the L.P. Advisory Committee (as defined in the Fund III Partnership Agreement) will be required before the General Partner may proceed with any such proposed transaction outside the Fund.

                           (b)      The Manager shall use its reasonable best
efforts to identify and bring to the attention of the Company acquisition candidates in and Designated Line of Business.

         6.       Compensation of Manager.

                  6.1 Management Fee. During the term of this Agreement, the Manager will receive annually with respect to the management of the business operations of the Company, a cash consulting and management fee in the amount of $650,000 ("Base Compensation"). The Base Compensation will be paid to the Manager by the Company in advance in equal quarterly installments. The Base Compensation will be adjusted annually during the term hereof to reflect any increase from the previous year in the U.S. Department of Labor, Bureau of Labor Statistics, revised Consumer Price Index for All Urban Consumers, U.S. City Average, All Items, with the first such adjustment to occur as of January 1, 2004. If the U.S. Department of Labor ceases to prepare this consumer price index, and there is no successor, then an equivalent index will be used, prepared by an agency of the U.S. Government, or by a responsible financial periodical of recognized authority, to be selected by mutual agreement of the Company and the Manager. If the parties are unable to agree upon a successor, the parties will refer the choice of a successor to arbitration in Miami, Florida in accordance with the rules of the American Arbitration Association, which determination will be final. The parties will share equally the cost of arbitration.

                  6.2 Additional Business Operations. If the Company or its subsidiaries acquire or enter into any additional business operations after the date of this Agreement (each an "Additional Business"), the Board and the Manager will, prior to the acquisition or prior to entering into the business operations, in good faith, determine whether and to what extent the Base Compensation should be increased as a result thereof. Any increase will be evidenced by a written supplement to this Agreement signed by the Company and the Manager.

                  6.3      Incentive Compensation.

                           (a)      As additional compensation, beginning with
the Company's fiscal year ending December 31, 2003 and continuing for each fiscal year during which this Agreement is in effect, the Manager will be entitled to an annual incentive compensation payment in an amount equal to 1% of the Company's EBITDAM for such year, provided that EBITDAM for such year is greater than $29,000,000 (the "Incentive Compensation"). Any Incentive Compensation payable with respect to any such fiscal year shall be paid by the Company to the Manager within 75 days after the end of such fiscal year; provided, however, that the Compensation Committee of the Board may approve the payment of an estimated amount of Incentive Compensation (the "Estimated Incentive Compensation") with respect to any such fiscal year in such installments as such Committee shall deem appropriate. In the event that the Estimated Incentive Compensation (if any) paid to the Manager with respect to any such fiscal year is greater than the actual amount of Incentive Compensation that is finally determined to have been payable with respect to such fiscal year, then the Manager shall promptly repay the amount of such excess to the Company. In the event that the Estimated Incentive Compensation (if any) paid to the Manager with respect to any such fiscal year

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is less than the actual amount of Incentive Compensation that is finally determined to have been payable with respect to such fiscal year, than the Company shall promptly pay the amount of such deficiency to the Manager.

                           (b)      Notwithstanding any provision hereof which
may be to the contrary, in the event any Incentive Compensation with respect to any fiscal year of the Company is paid prior to the issuance of the Company's regularly prepared financial statements for such fiscal year, any amount paid shall be subject to increase or decrease based upon the results of such financial statements.

                           (c)      For purposes of this Section 6.3, "EBITDAM"
means the Company's earnings before net interest expense, income taxes, depreciation, amortization and any compensation incurred by the Company to the Manager hereunder.

                           (d)      In the event that the Manager's engagement
hereunder is terminated pursuant to Section 8.1 or Section 8.3 below, then notwithstanding the fact that the Manager is not engaged by the Company through the end of the fiscal year in which such termination occurs, the Manager shall be entitled to receive the Incentive Compensation that would have otherwise been payable to it had it been engaged hereunder through the end of such fiscal year, pro rated based upon the number of days elapsed in such year through the effective date of such termination. In the event that the Manager's engagement hereunder is terminated pursuant to Section 8.4 below, then the amount (if any) of Incentive Compensation to be paid to the Manager in respect of the number of days elapsed in the fiscal year in which such termination occurs through the effective date of such termination will be determined through good faith negotiations between the Board and the Manager. If the Board and the Manager are unable to agree upon the amount of Additional Incentive Compensation, the Additional Incentive Compensation amount will be determined by arbitration in Miami, Florida in accordance with the rules of the American Arbitration Association, which determination will be final. The parties will share equally the cost of arbitration.

                  6.4 Additional Incentive Compensation. As additional compensation, the Manager will be entitled to a one-time fee with respect to the acquisition or disposition of any business operation by the Company or its subsidiaries introduced or negotiated by the Manager or its affiliates or with respect to any other transaction not in the ordinary course of business, including any public or private debt or equity financing or unusual efforts extended or results obtained by the Manager on behalf or for the benefit of the Company or its subsidiaries ("Additional Incentive Compensation"). The Additional Incentive Compensation will be paid at the closing of any such transaction. The amount of any Additional Incentive Compensation will be determined through good faith negotiations between the Board and the Manager. If the Board and the Manager are unable to agree upon the amount of Additional Incentive Compensation, the Additional Incentive Compensation amount will be determined by arbitration in Miami, Florida in accordance with the rules of the American Arbitration Association, which determination will be final. The parties will share equally the cost of arbitration.

                  6.5 Company's Right to Engage Other Financial Advisors. Notwithstanding any provision of this Agreement which may be to the contrary, the Manager acknowledges and agrees

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that the Company may from time to time engage the services of financial advisors in addition to the Manager in connection with certain acquisitions, dispositions and financing transactions if, in the judgment of the Board, such engagement is in the best interest of the Company and its shareholders.

         7. Term. This Agreement shall commence as of the date hereof and shall remain in effect until December 31, 2007, unless terminated earlier in accordance with the provisions of this Agreement.

         8.       Termination.

                  8.1 By Shareholder Action. The Board may terminate the Manager's engagement under this Agreement at any time upon a majority vote of all of the then outstanding voting shares of capital stock of the Company at the time of such vote (including capital stock held by the Manager, partners, its officers, directors and affiliates, each of whom shall be entitled to vote).

                  8.2 Upon Breach. Either the Company or the Manager may terminate the Manager's engagement under this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 10 business days after notice of the same is given to the party alleged to be in breach by the other party. In the event this Agreement is terminated by the Manager because of the breach of any of the material terms or provisions hereof by the Company, the Manager shall be entitled to recover damages from the Company and shall not be required to mitigate or reduce damages by seeking or undertaking other management arrangements or business opportunities.

                  8.3 Changes in Senior Management of Manager. Currently, the Manager is a limited partnership with Trivest Partners, Inc., a Florida corporation, as the General Partner, and the following limited partners: Powell Partners, Inc., a Florida corporation, Troy D. Templeton, Mark A. Abbott, Derek
A. McDowell and Peter Vandenberg, Jr. (and together with their successors, assigns and any additional limited partners, each a "Limited Partner" and collectively, the "Limited Partners"). The Board may terminate the Manager's engagement under this Agreement, upon 90 days prior notice, in the event that
(x) Earl W. Powell shall cease to be actively engaged in the Manager's business and (y) at least three (3) of the Limited Partners are no longer Limited Partners of the Manager.

                  8.4 Change of Control. The Board may terminate the Manager's engagement under this Agreement, by written notice to the Manager, in the event that (i) the Board shall approve the sale of all, or substantially all, of the Company's consolidated assets in any single transaction or series of related transactions, (ii) there shall occur a sale or issuance, or series of related sales or issuances, of the Company's voting securities in any single transaction or series of related transactions which results in any person or group of affiliated persons (other than the holders of the Company's voting securities as of the date of this Agreement and affiliates of such holders) owning (on a fully-diluted basis) voting securities of the Company representing (at the time of such sale or issuance or such series of sales and/or issuances) a majority of the ordinary voting power to elect directors of the Company or
(iii) the Board shall approve any merger or consolidation of the Company with or into another corporation (regardless of which entity is the surviving corporation)

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if, after giving effect to such merger or consolidation, the holders of the
Company's voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully-diluted basis). Any termination of the Manager's engagement pursuant to clause (i) or clause (iii) of this Section 8.4 shall be effective upon the date the transaction described therein is consummated. Any termination of the Manager's engagement pursuant to clause (ii) of this Section 8.4 shall be effective upon the date specified in the written notice of termination delivered to the Manager.

         9. Standard of Care. The Manager (including any person or entity acting for or on behalf of the Manager) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by intentional misconduct, gross negligence or bad faith of the Manager. In no event shall the Manager be responsible for indirect, special or consequential damages.

         10. Indemnification of Manager. The Company and its present and future subsidiaries agree to indemnify and hold harmless the Manager and its present and future partners, officers, directors, affiliates, employees and agents ("Indemnified Parties") to the fullest extent permitted by corporate law as if any of the Indemnified Parties were an officer or director to the Company and/or its subsidiaries. The Company and its subsidiaries agree to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys' fees and expenses) subject to an undertaking from such Indemnified Party to repay the Company or its subsidiaries if such party is determined not to be entitled to such indemnity.

         11. No Assignment. Except as otherwise contemplated herein, neither party shall assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

         12. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:         Atlantis Plastics, Inc.
                                    1870 The Exchange
                                    Suite 200
                                    Atlanta, Georgia 30339
                                    Attention: President

         If to the Manager:         Trivest Partners, L.P.
                                    2665 South Bayshore Drive
                                    Suite 800
                                    Miami, Florida 33133
                                    Attention: General Partner

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Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14. No Waiver. The failure of the Company or the Manager to seek redress for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by the Company or the Manager, which would have originally constituted a violation of this Agreement by the Company or the Manager, from having all the force and effect of any original violation. The failure by the Company or the Manager to insist upon the strict performance of any one of the terms or conditions of the Agreement or to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. Except as the Company's rights of termination are limited herein, all rights and remedies that the Company or the Manager may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised by the Company or the Manager or not, shall be deemed to be in exclusion of any other right or remedy of the Company or the Manager.

         15. Entire Agreement; Certain Terms. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and supersedes all prior agreements between the parties hereto with respect to such matters. Any agreement hereafter made shall be ineffective to effect any change or modification to this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to the laws of any other state.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly exercised by their authorized representatives as of the date first above written.

                                        ATLANTIS PLASTICS, INC.

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                                       By: __________________________________
                                           Anthony F. Bova
                                           President and Chief Executive Officer

                                       TRIVEST PARTNERS, L.P.
                                        By:  TRIVEST PARTNERS, INC.

                                       By: __________________________________
                                           Earl W. Powell
                                           President and Chief Executive Officer

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